                                                                    Exhibit 99.2

                             ANKER COAL GROUP, INC.

                     PROJECTED SUMMARY FINANCIAL STATEMENTS

      The following pages include financial projections for the years 1999 through 2003 prepared by Anker Coal Group, Inc. (the "Company") in connection with its proposed private restructuring proposal, the assumptions used in preparing the projections and risk factors that should be considered.

      The projections and assumptions are subject to many risks and uncertainties, including those described in the risk factors following the projections. These projections are not guarantees of future performance. Investors are cautioned not to place undue reliance on the projections since many factors could cause actual results to vary, in some cases substantially, from those projected. The projections are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

      The Company originally prepared the projections on June 4, 1999 for the purpose of evaluating the impact of the proposed restructuring then under discussion. Those projections were based upon actual financial results through April 30, 1999 and other information available to the Company at the time the projections were prepared. The projections have been revised to reflect changes in the terms of the proposed restructuring, but not actual results of operations since April 30, 1999. The Company is not undertaking to update them at any time.

                             ANKER COAL GROUP, INC.

                        ASSUMPTIONS USED FOR PROJECTIONS
                                    1999-2003


- Coal sales dollars are based on 1999 contract prices and spot market prices (where applicable) and expected volumes. For 2000 and beyond, coal sales dollars are based on contractual prices (after giving effect to any escalation clauses contained in firm contracts) and estimated spot market prices and expected volume.

- As of July 1999, the Company had converted its underground mining operations from company-operated mines to contractor-operated mines. By using contract miners, the Company has been able to significantly reduce the level of engineering, accounting and human resource support needed for these operations. As a result, the Company is projecting a 31% reduction in general and administrative expenses from 1998 levels. A significant portion of these savings were achieved prior to September 1999.

- During 1998 and 1999, the Company reduced the size of its sales force. The Company was able to reduce its sales force due in part to overstaffing and the anticipated decrease in coal production. As a result, the Company is projecting a 35% reduction in selling expenses from 1998 levels, the majority of which has already been achieved.

- The Upshur County, West Virginia deep mine has been projected to be operated by a contract miner at a fixed price per ton for clean coal delivered to the preparation plant. The contract miner assumed operations on June 1, 1999. Starting in 2000, the projected cash margin for this mine is $5.50 per ton versus a 1998 cash margin of $2.91 per ton.

- The Raleigh County, West Virginia deep mine has been projected to be operated by a contract miner at a fixed price per ton for clean coal delivered to the preparation plant. The contract miner assumed operations on July 5, 1999. Starting in 2000, the projected cash margin for this mine is $7.25 per ton versus a 1998 cash margin of $4.05 per ton.

- The Garrett County, Maryland deep mine has been projected to be operated by a contract miner at a fixed price per ton for clean coal delivered to the preparation plant. The contract miner assumed operations on or about April 12, 1999. Starting in 2000, the projected cash margin for this mine is $1.00 per ton versus a 1998 cash loss of $4.77 per ton.

- The Barbour County, West Virginia deep mine has been projected to be operated by a contract miner at a fixed price per ton for clean coal delivered to the preparation plant. The contract miner assumed operations on June 1, 1999. Starting in 2000, the projected cash margin for this mine is $7.99 per ton versus a 1998 cash margin of

   $1.46 per ton. A portion of this savings is attributable to the reduction in travel time which resulted from moving the operating sections of the mine. The operating sections were moved shortly after the contractor assumed operations because of a depletion of the mineable reserves in other areas of the mine. When the new operating sections of the mine are fully developed, the Company still feels it can achieve the projected results.

- A new deep mine in Upshur County, West Virginia began operation on September 20, 1999. A contract miner will operate the deep mine at a fixed price per ton for clean coal delivered to the preparation plant. The projected cash margin for this mine is $4.40 per ton.

- The Webster County, West Virginia surface operations are projected to be reclaimed and all production to cease during 1999.

-  It is projected that the Company will produce/purchase the following tons:

                      PRODUCED TONS       PURCHASED TONS       TOTAL TONS
                      -------------       --------------       ----------
      1999              5,162,000           3,631,000           8,793,000
      2000              6,672,000           3,622,000          10,294,000
      2001              6,732,000           3,622,000          10,354,000
      2002              6,432,000           3,622,000          10,054,000
      2003              7,452,000           3,622,000          11,074,000

- It is projected that a surface mine permit will be granted for operations in Grant County, West Virginia with this operation to begin in January of 2000. This permit has not been issued to date.

- The Projections incorporate the following assumptions in connection with the capital structure and the Senior Note restructuring:

      -  The Foothill Revolver under current contractual terms.

      -  The Foothill Term Loan under current contractual terms.

      - The Senior Note restructuring is consummated at the end of September 1999, with 90% of all noteholders exchanging for New 14.25% Notes.

      - Borrowing $6.3 million for the October 1, 2000 interest payment and issuing $7.8 million principal amount of secured notes for such borrowing.

      -  Participation by JJF Group in the Senior Note restructuring.

- The contingency expense included in the projections are to hedge against potential permit delays and adverse geological conditions that may affect the operating performance at some of the Company's mines.


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
- The Preferred Stock Dividends are accrued in accordance with Preferred Stock terms but are not projected to be paid in cash based upon the terms of the Company's debt agreements.

- The Other Operating Cash Expenses in the Cash Flow Statement include advance mining royalties, reclamation expenditures for closed mining operations, and changes in the Company's working capital.

- The Other Investing Cash in the Cash Flow Statement includes cash from asset sales, the estimated loss on buyouts and sales of leased equipment and payments to the UMWA Reachback Fund.

- The Company's projected interest expense for the new secured notes has been shown to incorporate the projected financial statement impact of the restructuring. Even though the principal obligations for the new secured notes have been reduced, the increase in the interest rate does not give rise to an adjustment in the carrying value of the debt on the Company's balance sheet. The difference between the actual principal balance of the new secured notes and the debt shown on the balance sheet will be amortized through changes in the Company's recorded interest expense.

- While the Company has accumulated net operating losses that exceed the maximum amount of cancellation of debt income that could result from the private exchange, the Company could still be liable for alternative minimum tax on the cancellation of debt income. Even though the Company feels that the alternative minimum tax can range from $700,000 to $4.6 million, the attached projections show a cash affect of $4.0 million paid in alternative minimum tax.

                             ANKER COAL GROUP, INC.

                     PROJECTED SUMMARY FINANCIAL STATEMENTS



DOLLARS IN THOUSANDS

                                                        1999            2000            2001            2002            2003
                                                       TOTAL           TOTAL           TOTAL           TOTAL           TOTAL
                                                     ---------       ---------       ---------       ---------       ---------
FLASH INCOME STATEMENT
Sales                                                  240,800         274,076         267,642         256,242         282,558
Operating Expenses                                     232,776         253,340         244,611         232,918         257,571
                                                     ---------       ---------       ---------       ---------       ---------
    Gross Profit                                         8,024          20,736          23,031          23,324          24,987
General and Administrative Expenses                      7,451           6,900           6,900           6,900           6,900
Closed Mine & Reclamation Expenses                       1,164             960             960             960             960
Contingency Expense                                      1,333           6,000           2,924              --              --
                                                     ---------       ---------       ---------       ---------       ---------
    Earnings Before Interest and Taxes                  (1,924)          6,876          12,247          15,464          17,127
Interest Expense                                        15,561          18,175          18,485          16,529          16,347
Taxes                                                    4,000          (3,370)         (2,088)         (1,119)           (602)
                                                     ---------       ---------       ---------       ---------       ---------
    Net Income before Preferred Stock Dividends        (21,485)         (7,929)         (4,150)             54           1,382
Preferred Stock Dividends                               (2,004)         (2,004)         (2,004)         (2,004)         (2,004)
Extraordinary Item                                          --              --              --              --              --
                                                     ---------       ---------       ---------       ---------       ---------
    Net Income Available to Common                     (23,489)         (9,933)         (6,154)         (1,950)           (622)
                                                     =========       =========       =========       =========       =========

Earnings Before Interest, Taxes,                     $  16,389       $  27,674       $  29,999       $  29,891       $  32,227
                                                     =========       =========       =========       =========       =========
    Depreciation and Amortization


                                                1999            2000            2001            2002            2003
                                             ---------       ---------       ---------       ---------       ---------
FLASH CASH FLOW STATEMENT
Earnings Before Interest and Taxes              (1,924)          6,876          12,247          15,464          17,127
Net Interest                                   (15,561)        (18,175)        (18,485)        (16,529)        (16,347)
Depreciation                                    18,313          20,798          17,752          14,427          15,100
Other                                          (14,573)         (8,010)         (4,727)         (4,206)         (7,947)
                                             ---------       ---------       ---------       ---------       ---------
    Operating Cash Flow                      ($ 13,745)      $   1,489       $   6,787       $   9,156       $   7,933
                                             =========       =========       =========       =========       =========

Capital Spending                                (5,981)         (1,536)         (1,332)         (5,592)         (1,092)
Other                                           (1,871)         (1,223)         18,977            (348)           (348)
                                             ---------       ---------       ---------       ---------       ---------
    Investing Cash Flow                      ($  7,852)      ($  2,759)      $  17,645       ($  5,940)      ($  1,440)
                                             =========       =========       =========       =========       =========

    Borrowings/Repayments/Restructuring         13,938          12,270         (14,648)         (2,149)         (1,406)
                                             =========       =========       =========       =========       =========

    Change in Cash and Cash Equivalents      ($  7,659)      $  11,000       $   9,784       $   1,067       $   5,087
                                             =========       =========       =========       =========       =========


SELECTED BALANCE SHEET ITEMS
Total Debt ex Revolver                         130,272         143,485         128,837         126,687         125,281
Revolver Balance                                10,371              11               -               -               -
Cash                                                 -               -           9,773          10,838          15,925
Line of Credit Availability                  $   7,132       $  22,390       $  21,185       $  20,339       $  22,291

EBITDA/Cash Interest                              1.83            2.55            1.54            1.71            1.86

EBITDA-Capital Spending/Cash Interest             1.17            2.41            1.47            1.39            1.79

                             ANKER COAL GROUP, INC.

        RISK FACTORS TO BE CONSIDERED IN CONNECTION WITH THE PROJECTIONS

      Investors should consider carefully the risk factors set forth below in connection with their consideration of the projections provided in this press release. The risk factors set forth below are generally applicable to the old notes as well as the new secured notes. References in this Section to "us," "we," "our," or the like, refer to the Anker Coal Group, Inc. and its subsidiaries and predecessors, unless the context indicates otherwise.

      THE RESTRUCTURING TRANSACTIONS ARE SUBJECT TO MANY IMPORTANT CONDITIONS, AND THE COMPANY CANNOT GIVE ANY ASSURANCE THAT THE TRANSACTION WILL BE COMPLETED.

      The projections assume that the private restructuring transactions will be completed. However, the transactions are subject to many important conditions including (1) participation in the private exchange by holders of at least 90% aggregate principal amount of the old notes and consent by such holders to amend the indenture for the old notes, (2) closing of the exchange with JJF Group in which the Company would issue $6 million of new secured notes in exchange for cancellation of JJF Group's stock in the Company and rights to require the Company buy that stock for approximately $10.5 million (including accrued interest), (3) purchase by Rothschild of the new secured notes and warrants in the private placement for approximately $11.2 million, (4) completion of an inter-creditor agreement between the Company's senior secured lenders under the Foothill Loan Agreement and the collateral agent for the new secured notes, which is still under negotiation, and (5) consent to the transactions and waiver of certain defaults in the Foothill Loan Agreement by the Company's senior secured lenders. The Company cannot give any assurance that the transactions will be completed as proposed.

      THE RESTRUCTURING OF THE OLD NOTES IN THE PRIVATE EXCHANGE COULD RESULT IN ADDITIONAL TAX LIABILITY FOR THE COMPANY AND THE GUARANTORS.

      The consummation of the private restructuring transactions may cause the Company to recognize significant cancellation of debt income. In this regard, the Company may be required to recognize cancellation of debt income in an amount equal to the difference between the face amount of the old notes and the issue price of the new secured notes being issued in the private exchange. The issue price of the new secured notes is likely to be based on the trading price of the old notes on the date of the private exchange. The Company understands that, during the past year, the old notes have traded at prices ranging from $0.55 to $0.35 on the dollar, with more recent trades taking place near the lower end of that range. Assuming the old notes continue to trade in that range as of the closing of the private exchange and that 90% of the old notes are exchanged for new secured notes in the private exchange, the amount of cancellation of debt income could range from $81.0 million (if market price of the old notes is at the low end of the range of trading prices for the past year) to $56.0 million (if market price of the old notes is at the high end of the range of trading prices for the past year).

      The amount of cancellation of debt income the Company would be required to recognize would be reduced, however, to the extent that it was determined to be insolvent before the private exchange. The unrecognized cancellation of debt would instead reduce certain tax attributes of the Company, such as net operating losses. The Company expects to have accumulated net operating losses that would substantially offset the cancellation of debt income that could result from the private exchange. Nevertheless, the Company could still be liable for alternative minimum tax on the cancellation of debt income in amounts (assuming the Company is not insolvent and that old notes are trading in the range specified above as of the closing of the private exchange) ranging from $700,000 to $4.6 million, as a result of the limitation on the AMT net operating losses.

      The private restructuring transactions may significantly limit the Company's ability to utilize its net operating losses in existence before the closing date of the transactions to offset its post-closing date taxable income.

      One or more new secured notes (and the new secured noted to be paid in kind for the April 1, 2000 interest payment) may be considered applicable high yield debt obligations. If a new secured note is an applicable high yield debt obligation, the Company is limited as to the amount of original issue discount it may deduct on such note.

      WE HAVE EXPERIENCED SIGNIFICANT LOSSES AND CASH FLOW PROBLEMS, AND THE OPINION OF OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 CONTAINS A GOING CONCERN QUALIFICATION.

      The Company recorded net losses of approximately $107.0 million and $11.3 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, including a loss on impairments and restructuring charges of approximately $91.0 million for the year ended December 31, 1998. Our independent public accountants have issued an opinion that includes a qualification as to the ability of the Company to continue as a going concern with respect to our consolidated financial statements for the year ended December 31, 1998.

      As a result of the going concern qualification, we will be required to provide security in order to obtain reclamation bonds for new mining permits, including posting cash or cash equivalents for all or a part of the amount of such bonds. We have been and will continue to meet with our principal customers and suppliers to explain our financial condition. However, there can be no assurance that we will be able to avoid adverse impacts caused by changes in the terms on which we do business with customers and suppliers.

      WE ARE IN THE PROCESS OF REVALUING OUR NON-OPERATING ASSETS, WHICH COULD RESULT IN A DOWNWARD ADJUSTMENT OF THE VALUE OF THOSE ASSETS ON OUR BALANCE SHEET.

      In light of the Company's financial condition and the going concern qualification with respect to the Company's 1998 consolidated financial statements, in connection with the audit of the Company's financial statements for the year ended December 31, 1999, during the fourth quarter of 1999 the Company will be reviewing the carrying values of its non-operating assets. This review will include an independent appraisal of these assets. Although the Company cannot predict the outcome of that review, the review could result in downward adjustments to the amounts recorded for those assets on the Company's balance sheet.

      WE ARE HIGHLY LEVERAGED AND HAVE SIGNIFICANT DEBT SERVICE REQUIREMENTS.

      We have substantial indebtedness and significant debt service obligations. As of June 30, 1999, we had total long-term indebtedness, including the old notes and current maturities, in the amount of $152.3 million. For the six-month period ended June 30, 1999, our earnings were insufficient to cover fixed charges in the amount of approximately $11.5 million. The indenture for the new secured notes permits, and the old indenture as proposed to be amended would permit, us and our subsidiaries to incur additional indebtedness, including secured indebtedness, subject to certain limitations.

      Our high degree of leverage could have important consequences, including, without limitation, that (i) assuming the private placement to Rothschild is completed, beginning October 1, 2000, a substantial portion of our cash from operations will be committed to the payment of debt service, (ii) our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions is substantially limited and (iii) our levels of indebtedness and interest expense limit our flexibility in reacting to changes in the business environment.

      As of September 17, 1999, the total amount of our secured indebtedness and that of our subsidiaries who have guaranteed our indebtedness which would have effectively ranked senior to the new secured notes, old notes and subsidiary guarantees of the new secured notes was approximately $26.9 million. This includes our obligations and the obligations of the guarantors of the new secured notes under the Foothill Loan Agreement, which are secured by a first priority lien on substantially all of our assets and those of the guarantors (other than real property located in Maryland), as well as other indebtedness secured by liens that would be permitted under the indenture for the new secured notes, all of which effectively rank prior to the new secured notes and old notes, and the subsidiary guarantees. Amounts outstanding under the Foothill Loan Agreement after the closing date of the private restructuring transactions can be as much as $55.0 million principal amount in the aggregate, and the indenture for the new secured notes and the indenture for the old notes as proposed to be amended would permit the Company to incur up to $10.0 million of secured purchase money indebtedness with priority over the new secured notes. As of September 17, 1999, amounts outstanding under the Foothill Loan Agreement were $26.5 million.

      Our ability to pay principal and interest on the new secured notes and the old notes and to satisfy our other debt service obligations, including, without limitation, the payments under the Foothill Loan Agreement, will depend upon the future operating performance of our subsidiaries, which could be affected by many factors. These include prevailing economic conditions in the markets we serve and financial, business and other factors, certain of which are beyond our control, as well as the availability of borrowings under the Foothill Loan Agreement or successor facilities. To satisfy our debt service obligations, we may be required to refinance all or a portion of our existing indebtedness, including the new secured notes and the old notes, at or prior to maturity or sell assets or seek to raise additional equity capital. No assurance can be given that any such debt or equity financing will be available to us on acceptable terms, if at all.

      Under the indenture for the old notes, the Company was obligated to make a semi-annual interest payment in the approximate amount of $6.1 million on April 1, 1999. The Company elected to defer making the interest payment at that time. On April 29, 1999, before the expiration of the grace period under the indenture for the old notes, the Company made the interest payment due under the old indenture on the old notes. Funds used to make this interest payment were borrowed under the Foothill Loan Agreement. The Company does not expect to be able to make the interest payment due October 1, 1999 on the old notes unless and until the private restructuring transactions (including the sale of new secured notes to Rothschild for cash) are consummated. Failure to make the interest payment on the old notes by October 31, 1999 would be an Event of Default under the Foothill Loan Agreement and the old notes indenture entitling Foothill and the old notes trustee, respectively, to take enforcement actions. In that event, the Company could be forced to seek protection under the United States Bankruptcy Code or similar state laws.

      OUR BORROWING BASE AND LIQUIDITY POSITION HAVE DECLINED.

      Our borrowing availability under the revolving credit facility that is part of the Company's existing credit facility with Foothill, as agent, has decreased from $15.5 million at December 31, 1998 to $5.3 million at September 17, 1999 (plus $2.0 million of undrawn supplemental availability under an interim overadvance arrangement that will expire on November 2, 1999). The decrease is primarily related to the Company's borrowing to make the interest payment on the old notes on April 29, 1999, performing reclamation in Webster County, West Virginia and capital expenditures. Revolving credit availability also has been reduced as a result of lower coal production and coal shipments. Future revolving credit availability will be impacted by changes in coal production and the resulting changes in coal inventory and accounts receivable. The reduced borrowing base materially reduces our liquidity. Although we have developed and are implementing our business plan to address these issues, including our proposal to complete the private restructuring transactions, we continue to experience liquidity problems.

      In addition, the Foothill Loan Agreement provides that in order to advance funds to the Company and other guarantors, the borrowers under the Foothill Loan Agreement must have borrowing availability of at least $5.0 million after giving effect to such advances and for the thirty days immediately preceding such advances. During the month of July 1999, the Company's borrowing base declined below $5.0 million on five separate days. The borrowers continued to advance funds to the Company and the guarantors, which advances constituted a violation of the intercompany loan covenant under the Foothill Loan Agreement. It is a condition to closing of the private restructuring transactions that Foothill consent to those transactions and waive this and any other Events of Default existing as of the closing date of the transactions.

      THE TERMS OF THE NEW SECURED NOTES, THE OLD NOTES AND THE FOOTHILL LOAN AGREEMENT CONTAIN SIGNIFICANT RESTRICTIONS ON OUR OPERATIONS.

      The indenture for the new secured notes and the indenture for the old notes as proposed to be amended contain certain covenants that, among other things: (i) limit the incurrence by us and our subsidiaries of additional indebtedness and the issuance of certain preferred stock; (ii) restrict our ability and the ability of our subsidiaries to pay dividends and make other restricted payments (including investments); (iii) limit the ability of our subsidiaries to incur dividend and other payment restrictions imposed by other parties; (iv) limit transactions by us and our subsidiaries with affiliates; (v) limit our ability and that of our subsidiaries to make asset sales; (vi) limit our ability and that of our subsidiaries to incur certain liens; (vii) limit our ability to consolidate or merge with or into, or to transfer all or substantially all of our assets to, another person and (viii) limit our ability to engage in other lines of business.

      The indenture for the new secured notes contains additional covenants and requirements with respect to the maintenance of the security interests and collateral securing the payment of the new secured notes, including significant limitations and restrictions on our ability to dispose of assets or use proceeds from any such permitted disposition. The indenture for the new secured notes, however, does allow us to use, to the extent not used to pay down the Foothill term loan or for certain specified purposes, up to an aggregate of $1.0 million, plus up to 40% of the excess over $1.0 million, of the proceeds of permitted dispositions to fund operations.

      In addition, the Foothill Loan Agreement contains additional and more restrictive covenants than the indenture for the new secured notes and requires us to maintain specified financial ratios and satisfy certain tests relating to our financial condition. Our ability to comply with the covenants in the indenture for the new secured notes, the indenture for the old notes as proposed to be amended and the Foothill Loan Agreement may be affected by events beyond our control, including prevailing economic, financial, competitive, legislative, regulatory and other conditions. The breach of any such covenants or restrictions, if not cured within any applicable cure period, could result in a default under the indenture for the new secured notes, the indenture for the old notes as proposed to be amended, or the Foothill Loan Agreement which would permit the holders of the new secured notes and the old notes, or the lenders under the Foothill Loan Agreement, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and, in the case of the lenders under the Foothill Loan Agreement, to terminate their commitments to make further extensions of credit under the Foothill Loan Agreement.

      As of September 17, 1999, we had approximately $13.2 million of outstanding indebtedness under the term loan portion and $13.3 million of outstanding indebtedness under the revolving credit portion of the Foothill Loan Agreement. Also as of that date, we had an additional $5.3 million of undrawn availability under the revolving credit portion of the Foothill Loan Agreement, excluding the additional interim availability of $2.0 million. Total availability under the revolving credit portion of the Foothill Loan Agreement may be increased after the closing date of the proposed private restructuring transactions up to $40 million (less amounts then outstanding and other reserves in accordance with the Foothill Loan Agreement) depending upon the value of the collateral that forms the borrowing base for the revolver. All of these amounts would effectively rank prior to the new secured notes, the old notes and the subsidiary guarantees.

      If we were unable to repay our indebtedness to the lenders under the Foothill Loan Agreement, including any amounts drawn under a $2.0 million interim overadvance arrangement that will expire November 2, 1999 (all of which was available at September 17, 1999), such lenders could proceed against any or all of the collateral securing the indebtedness under the Foothill Loan Agreement, which collateral consists of substantially all of our assets and those of the guarantors (other than real property located in Maryland) and includes all of the collateral securing the new secured notes. In addition, if we fail to comply with the financial and operating covenants contained in the Foothill Loan Agreement, such failure could result in an event of default thereunder, which could permit the acceleration of the debt incurred thereunder and, in some cases, cross-acceleration and cross-default of indebtedness outstanding under other of our debt instruments, including the new secured notes and the old notes.

      WE ARE ORGANIZED AS A HOLDING COMPANY, AND WE DEPEND ON THE SUCCESS OF OUR OPERATING SUBSIDIARIES, WHICH ALSO HAVE SIGNIFICANT INDEBTEDNESS.

      We are a holding company and conduct all of our operations exclusively through our subsidiaries. Our only significant assets are the capital stock of our wholly owned subsidiaries. As a holding company, we are dependent on dividends or other distributions of funds from our subsidiaries to meet our debt service and other obligations, including our obligations under the new secured notes and old notes. Substantially all of our subsidiaries are guarantors under the old notes and will be guarantors under the new secured notes. In addition, all of our operating subsidiaries are borrowers under, and other of our subsidiaries guarantee the indebtedness under, the Foothill Loan Agreement, under which all obligations are secured by a first priority lien on substantially all of our assets and those of the subsidiary guarantors.

      WE DEPEND ON KEY CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES, AND THE LOSS OF ONE OR MORE OF THEM COULD ADVERSELY AFFECT US.

      A substantial portion of our coal is sold pursuant to long-term coal supply contracts that are important to the stability and profitability of our operations. The execution of a satisfactory long-term contract is frequently the basis on which we undertake the development of coal reserves required to be supplied under the contract. Between 1994 and 1998, approximately 75% of our revenues from coal sales were made under long-term contracts, and approximately 80% of our revenues in 1999 are expected to be attributable to coal sales under long-term contracts. Our long-term contracts had a weighted average term of approximately 5 years as of December 31, 1998.

      Our shipments to Potomac Electric Power Company accounted for 10% of our revenues in 1998 and are expected to account for approximately 27% of our revenues in 1999. Our long-term contracts with affiliates of AES Corporation accounted for more than 18% of our revenues in 1998 and are expected to account for approximately 18% of revenues in 1999. Our long-term contract with Virginia Electric Power Company ("VEPCO") accounted for approximately 11% of our revenues in 1998 and is expected to account for approximately 10% of revenues in 1999. The loss of these or other long-term contracts could have a material adverse effect on our financial condition and results of operations.

      Virtually all of our long-term coal supply contracts are subject to price adjustment provisions that permit an increase or decrease in the contract price at specified times to reflect changes in certain price or other economic indices, taxes and other charges. One of our 15 long-term coal supply contracts also contains price reopener provisions that provide for the contract price to be adjusted upward or downward at specified times on the basis of market factors. Failure of the parties to agree on a price pursuant to such price adjustment and reopener provisions can lead to early termination of the contract. The long-term contracts also typically contain force majeure provisions allowing suspension of performance by us or the customer to the extent necessary during the duration of certain events beyond the control of the affected party, including labor disputes and changes in government regulations. In August 1999, to resolve disputes under an agreement with VEPCO, the Company and VEPCO entered into an amendment to their agreement, which, among other things, gives VEPCO the right, but not the obligation, to terminate its contract to purchase coal from the Company if the West Virginia Division of Environmental Protection ("WVDEP") does not issue a permit for the resumption of operations at its Grant County surface mine by October 15, 1999. If WVDEP fails to issue the permit by October 15, 1999 and VEPCO exercises its right to cancel the contract, the Company intends to seek replacement buyers for the subject coal, but no assurance can be given that any such replacement sales would occur on terms comparable to those of the VEPCO contract, if at all. The Company has been advised orally by a WVDEP official that WVDEP has decided to issue a permit covering a portion of the Grant County surface mine operation. The Company has not yet received written confirmation that the permit has been granted. See "We have been unable to obtain a new mining permit for one of our important properties, which has caused reduced levels of coal production. We are uncertain if or when we will be able to obtain the permit" below.

      The margins we realize under our long-term coal supply contracts depend on a variety of factors. In addition, price adjustment, price reopener and other provisions may reduce the insulation from short-term coal price volatility that such contracts provide. If any of our long-term contracts were modified or terminated, we could be adversely affected to the extent that we were unable to find alternate customers at the same level of profitability.

      TRANSPORTATION COSTS REPRESENT A SIGNIFICANT PORTION OF THE DELIVERED COST OF COAL, AND INCREASES IN TRANSPORTATION COSTS COULD MAKE OTHER ENERGY SOURCES MORE COMPETITIVE WITH COAL. TRANSPORTATION DISRUPTIONS COULD IMPAIR OUR ABILITY TO SELL COAL.

      The United States coal industry depends on rail, trucking and barge transportation to deliver shipments of coal to customers. Disruption of these transportation services could temporarily impair our ability to supply coal to our customers and thus adversely affect our business and operating results. Transportation costs are a significant component of the total cost of supplying coal to customers and can affect significantly a coal producer's competitive position and profitability. Increases in our transportation costs, or changes in such costs relative to transportation costs incurred by providers of competing coal or of other fuels, could have an adverse effect on our operations and business.

      Coal producers depend upon rail, barge, trucking, overland conveyor and other systems to provide access to markets. One of our major rail transportation providers, Conrail, recently was acquired by CSX Transportation, Inc. and Norfolk Southern Corporation. The integration of Conrail into CSX Transportation and Norfolk Southern began on June 1, 1999. Although we have not yet experienced any service disruptions because of the merger, disruptions in service may occur during the transition period. We do not know how long the transition period will last. Disruption of transportation services because of problems arising from the integration process or from weather-related problems, strikes, lock-outs or other events could impair our ability to supply coal to customers and could have a material adverse effect on our business, financial condition and results of operations.

      OUR DIVESTITURE STRATEGY HAS BEEN HAMPERED BY OUR CURRENT FINANCIAL CONDITION. IN ADDITION, OUR EXISTING CREDIT FACILITY LIMITS OUR ABILITY TO USE ASSET SALE PROCEEDS IN OUR BUSINESS.

      Our business plan involves the sale of certain non-operating assets and selected non-strategic operating properties. The non-operating assets that we are seeking to sell are those that we believe require substantial development costs or have significant holding costs. In our opinion, the operating properties that we plan to sell either complement non-operating assets being held for sale or are not integral to our long-term operating strategy. We have been discussing the sale of these properties with third parties. We believe that our efforts to market these properties to date have been hampered by our financial condition. We believe that we will be successful in selling all or a part of these assets during the next 12 to 24 months. However, there can be no assurance that asset sales will be completed on terms acceptable to us, if at all. Further, asset sales involve a number of special risks, including possible adverse effects on our operating results, diversion of management's attention, failure to retain key personnel and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on our financial condition and results of operations.

      Furthermore, the Foothill Loan Agreement requires us to use the first $5.0 million of asset sale proceeds to reduce our $15.0 million term loan from Foothill. Payments against the term loan cannot be reborrowed and therefore cannot be used to fund operating costs or other expenses of the Company. As a result of this provision, we will not be able to use the first $5.0 million of asset sale proceeds to reinvest in our business, fund operations or service the indebtedness on the new secured notes or the old notes.

      OUR USE OF CONTRACT MINERS POSES BUSINESS RISKS.

      Our business plan includes improving cash flow by using contract mining services for all of our underground mining operations. The Company believes that by utilizing contract miners it will reduce operating expenses, general and administrative expenses and month-to-month cost fluctuations. In addition, because the contract miners are responsible for mine development and maintenance, the Company will have reduced capital costs. As of July 5, 1999, contract miners were operating all of our existing underground mines. In addition, we have finalized the contract mining agreement for operation of our new underground mine in Upshur County, West Virginia, and the contract miner began operations on September 20, 1999.

      There is a risk, however, that the contractors will not be able to perform their obligations, including the production requirements, over the life of the contract mining agreements. While we have taken care in selecting the contract miners for our underground mines, each of our contract miners is owned by a single individual. In addition, as a general matter, contract mining companies are usually not well capitalized. Thus, if the owner of one of our contract mining companies were to die or if a contract miner began experiencing financial difficulties for any reason, there is a risk that the contract mining company would not be able to perform its obligations to the Company. In that event, we could experience a material decline in coal production if we were unable to secure a new contract mining company or assume the operations ourselves in a timely manner.

      WE HAVE BEEN UNABLE TO OBTAIN A NEW MINING PERMIT FOR ONE OF OUR IMPORTANT PROPERTIES, WHICH HAS CAUSED REDUCED LEVELS OF COAL PRODUCTION. WE ARE UNCERTAIN IF OR WHEN WE WILL BE ABLE TO OBTAIN THE PERMIT.

      Coal production tonnage levels were lower in the first quarter of 1999 due in part to the idling of our Grant County surface mine in December 1998. This surface mine was idled because we had mined all of our then permitted reserves and were not able to obtain a new mining permit for our adjacent properties, which would have allowed for the continuation of the surface mining operation. With the idling of the surface mine, we have been unable to sell the portion of production from our Grant County deep mine which had previously been blended with coal from the surface mine. As a result of this and other factors, we idled the deep mine in February 1999, which further reduced expected tonnage levels. We are working with the appropriate regulatory agencies to try to get the necessary permits for the Grant County surface mine. The Company has been advised orally by a WVDEP official that WVDEP has decided to issue a permit covering a portion of the Grant County surface mine operation so that the Company can resume mining at that operation. The Company has not yet received written confirmation that the permit has been granted. At this point, we are uncertain of when we will actually receive the necessary permit with respect to the Grant County surface mine. Also, there is a risk that WVDEP will not issue the permit even though we have been advised that they will. If the permit is not issued by October 15, 1999, VEPCO will have the right, but not the obligation, to terminate its long-term coal contract with the Company. See "We depend on key customers for a significant portion of our revenues, and the loss of one or more of them could adversely affect us" above.

      THE COAL MARKETS ARE HIGHLY COMPETITIVE AND AFFECTED BY FACTORS BEYOND OUR CONTROL.

      The United States coal industry is highly competitive, with numerous producers in all coal producing regions. We compete with other large producers and hundreds of small producers in the United States and abroad. Many of our customers are also customers of our competitors. The markets in which we sell our coal are highly competitive and affected by factors beyond our control. Continued demand for our coal and the prices that we will be able to obtain will depend primarily on coal consumption patterns of the domestic electric utility industry, which in turn are affected by the demand for electricity, coal transportation costs, environmental and other governmental regulations and orders, technological developments and the availability and price of competing coal and alternative fuel supply sources such as oil, natural gas, nuclear energy and hydroelectric energy. In addition, during the mid-1970's and early 1980's, a growing coal market and increased demand attracted new investors to the coal industry, spurred the development of new mines and added production capacity throughout the industry. Although demand for coal has grown over the recent past, the industry has since been faced with over-capacity, which in turn has increased competition and lowered prevailing coal prices. Moreover, because of greater competition to supply electricity and increased pressure from customers and regulators to lower electricity prices, public utilities are lowering fuel costs by buying higher percentages of spot coal through a competitive bidding process and by buying coal as needed to meet their requirements rather than stockpiling it.

      WE ARE CONTROLLED BY ONE GROUP OF SHAREHOLDERS THAT HAS SIGNIFICANT INFLUENCE ON OUR DECISIONS.

      Approximately 59% of our outstanding common stock is owned by American Gas and Oil Investors, L.P., AmGo II, L.P., First Reserve Fund V-2, L.P., First Reserve Fund V, L.P., First Reserve Fund VI, L.P. and First Reserve Fund VII, L.P., (collectively, the "First Reserve Funds" ), all of which are under the common management of First Reserve Corporation. Accordingly, the First Reserve Funds are able to elect a majority of our directors, determine our corporate and management policies, and, subject to the terms of a stockholders agreement among our existing shareholders and with the concurrence of one additional director, to make decisions relating to fundamental corporate actions, such as any mergers or acquisitions, sales of all or substantially all of our assets and other significant corporate transactions. While the issuance of shares upon exercise of warrants issued in the private restructuring transactions would dilute the ownership of the First Reserve Funds, the cancellation of shares of JJF Group pursuant to exchange with JJF Group would offset most of that dilutive effect, and the First Reserve Funds would continue to own a majority of the common stock and would be able to control the Company pursuant to the terms of the stockholders agreement. Specifically, after the private restructuring transactions assuming (i) 90% aggregate principal amount of old notes are exchanged, (ii) JJF Group completes its exchange, (iii) all warrants are exercised and (iv) the Company has not completed an initial public offering of common stock, the Company's common stock would be held in the following percentages: First Reserve Funds - 53.25%; Anker Holding B.V. - 6.84%; PPK Group
- 8.46%; Company management - 1.45%; holders of new secured notes - 30.00%. Although the First Reserve Funds have, and will continue to have, substantial control, until the earlier to occur of an initial public offering by the Company of its common stock or October 30, 2002, an investor agreement to be entered into in connection with the transactions will require a vote of at least 85% of the total outstanding shares of common stock (including shares issued on exercise of warrants) to sell all or a majority of the Company's assets, enter into a merger with or into another entity or sell a majority of the common stock of the Company.

      COAL MINING IS DEPENDENT UPON MANY FACTORS AND CONDITIONS BEYOND OUR CONTROL.

      Coal mining is subject to conditions beyond our control which can negatively or positively affect the cost of mining at particular mines for varying lengths of time. These conditions include weather conditions, unexpected maintenance problems, variations in coal seam thickness, variations in the amount of rock and soil overlying the coal deposit, variations in rock and other natural materials, disruption of transportation services, variations in geological conditions and other conditions.

      GOVERNMENT REGULATIONS COULD INCREASE OUR COSTS OF DOING BUSINESS AND MAY DISCOURAGE OUR CUSTOMERS FROM BUYING OUR COAL.

      The coal mining industry is subject to regulation by federal, state and local authorities on matters such as employee health and safety, permit and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. In addition, the industry is affected by legislation mandating certain benefits for current and retired coal miners. Numerous governmental permits and approvals are required for mining operations. We may be required to prepare and present to federal, state and local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. Requirements imposed by any such authority may be costly and time-consuming and may delay commencement or continuation of exploration or production operations.

      The possibility also exists that new legislation or regulations and orders may be adopted which may materially adversely affect our mining operations, our cost structure or our customers' ability to use coal. New legislation and new regulations under existing laws related to the protection of the environment, which would further regulate or tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. Such legislation, if enacted, could have a material adverse effect on our business, financial condition and results of operations.

      In particular, we may be required to modify our operations to comply with permit and emission requirements under the federal Clean Air Act and corresponding state laws that regulate emissions into the air affecting coal mining operations. Direct impact on coal mining and processing operations may occur through the Clean Air Act permit and emissions control requirements relating to particulate matter, including, without limitation, fugitive dust. In July 1997, the U.S. Environmental Protection Agency adopted new, more stringent National Ambient Air Quality Standards for particulate matter and ozone, which are expected to be implemented by 2003. The impact of the new National Ambient Air Quality Standards on the coal industry will depend on the policies and control strategies implemented by states under the Clean Air Act, but it could have a material adverse effect on our business, financial condition and results of operations.

      In order to comply with limitations on emissions, our customers may buy low-sulfur coal or switch to other fuels. The Clean Air Act affects coal mining operations indirectly by extensively regulating the emission into the air of sulfur dioxide and other compounds, including nitrogen oxides, emitted by coal-fueled power plants. The Clean Air Act places limits on sulfur dioxide emissions from electric power generation plants. The initiation of a second phase of emission reductions beginning in 2000 could affect adversely the demand for non-compliant coal as additional coal-burning electric power generation plants become subject to the restrictions of the Clean Air Act. The extent to which the switch by utilities to lower sulfur coal or other low-sulfur fuels would materially adversely affect us would depend upon a number of factors, including the cost structure of our operations.

      The Clean Air Act also affects coal mining operations by requiring utilities that currently are major sources of nitrogen oxides in moderate or higher ozone nonattainment areas to install reasonably available control technology. The Environmental Protection Agency announced a proposal that would require 22 eastern states to reduce substantially nitrogen oxide emissions by the year 2003. The effect that such regulations or other requirements that may be imposed in the future could have on the coal industry in general, and on us in particular, cannot be predicted with certainty. No assurance can be given that the implementation of the Clean Air Act, the new National Ambient Air Quality Standards or any other future regulatory provisions will not materially adversely affect our business, financial condition and results of operation.

      WE DEPEND ON THE SELECTION, ACQUISITION, DEVELOPMENT AND RETENTION OF COAL RESERVES CONTAINING ECONOMICALLY RECOVERABLE COAL OF QUALITIES THAT WE CAN SELL TO OUR CUSTOMERS.

      Our future success depends primarily upon our ability to develop our existing coal reserves that are economically recoverable and, to a lesser extent, on our ability to find and develop new coal reserves. Our recoverable reserves will generally decline as reserves are depleted, except to the extent that we prove up existing reserves, conduct successful exploration or development activities or acquire properties containing recoverable reserves. In order to increase reserves and production, we must continue our development and exploration programs or undertake other replacement activities. Our current strategy is to exploit our existing reserve base and to acquire additional reserves where needed (and where permitted given our limited capital resources) to expand or supplement existing operations. There can be no assurance, however, that our planned development, our existing reserves or our exploration projects and acquisition activities will result in significant additional reserves or that we will have continuing success developing additional mines.

      A SIGNIFICANT DECLINE IN THE PRICE WE RECEIVE FOR OUR COAL COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND CASH FLOWS.

      Our results of operations are highly dependent upon the prices we receive for our coal and our ability to improve productivity and reduce costs. The expiration of long-term contracts with prices above current market prices requires that we continue to improve productivity and reduce costs in order to sustain operating margins, which we have attempted to accomplish by employing contract miners. Prices for export coal have declined. In addition, demand for coal has decreased because of the warm winters in the northeastern United States in 1998 and 1999. This has resulted in increased inventories that have caused pricing pressures in 1999. All of these factors adversely affected our operating results in the first and second quarters of 1999 and may adversely affect operating results for future periods and our ability to generate cash flows necessary to improve productivity and expand operations.

      The price of coal sold under many of our long-term contracts is above current market prices. Our customers may not extend existing long-term contracts or enter into new long-term contracts. This could adversely affect the stability and profitability of our operations.

      Between 1994 and 1998, sales under long-term coal supply contracts generated approximately 75% of our total revenue from coal sales and are expected to account for approximately 80% of total revenue from coal sales in 1999. These contracts contribute to the stability and profitability of our operations by providing predictability of production volumes and sales prices. Changes in regulations governing the electric utility industry may make it more difficult for us to enter into long-term contracts with our electric utility customers, as these customers may become more sensitive to long-term price or quantity commitments in a more competitive environment. A substantial decrease in the amount of coal we sell pursuant to long-term contracts could subject our revenue stream to increased volatility and adversely affect our profitability.

      THE EXPIRATION OF LONG-TERM CONTRACTS WITH FAVORABLE PRICING OR CONTRACT PROVISIONS ALLOWING FOR THE RENEGOTIATION OF PRICES COULD REDUCE OUR PROFITABILITY.

      The profitability of our long-term coal supply contracts depends on a variety of factors, varies from contract to contract and fluctuates during the contract term, depending on contract provisions, our actual production costs and other factors. In addition, provisions for adjustment or renegotiation of prices and other contractual provisions may increase our exposure to short-term coal price volatility. Virtually all of our long-term contracts include price adjustment provisions that permit an increase or decrease at specified times in the contract price to reflect changes in certain price or other economic indices, taxes and other charges; and one of our 15 long-term coal supply contracts contains price reopener provisions that provide for the contract price to be adjusted upward or downward at specified times on the basis of market factors. If a substantial portion of our long-term contracts were modified or terminated, we would be affected adversely to the extent that we are unable to find other customers to purchase coal at the same level of profitability. All of our long-term contracts are for prices above current spot market prices. The loss of certain of our long-term contracts could have a material adverse effect on our business, financial condition and results of operations. The balance of sales not made pursuant to long-term contracts are made in the spot market, or pursuant to contracts based on spot market prices and not pursuant to long-term, fixed-price contracts. Accordingly, the prices we receive for a portion of our coal production are dependent upon numerous factors beyond our control. These factors include, but are not limited to, the level of consumer product demand for electricity, governmental regulations and taxes, the price and availability of alternative energy sources and the overall economic environment. Any significant decline in prices for coal could have a material adverse effect on our financial condition, results of operation and quantities of reserves recoverable on an economic basis. Should the industry experience significant price declines from current levels or other adverse market conditions, we may not be able to generate sufficient cash flow from operations to meet our obligations and make planned capital expenditures.

      The availability of a ready market for our coal production also depends on a number of factors beyond our control, including the demand and supply of low sulfur coal and the availability of pollution credits.

      WE RELY ON ESTIMATES OF ECONOMICALLY RECOVERABLE COAL RESERVES, AND WE CANNOT BE ABSOLUTELY CERTAIN OF THE TRUE EXTENT OF COAL ASSETS WE HAVE AVAILABLE TO FULFILL OBLIGATIONS UNDER OUR CONTRACTS AND SECURE PAYMENT OF OUR SECURED INDEBTEDNESS, SUCH AS THE NEW SECURED NOTES AND THE INDEBTEDNESS UNDER THE FOOTHILL LOAN AGREEMENT.

      There are uncertainties inherent in estimating quantities of recoverable reserves, including many factors beyond our control. The reserve data set forth in the Annual Report represent engineering estimates of our coal reserves made by us and audited by the John T. Boyd Company as of June 1, 1997. The President of the John T. Boyd Company was a member or our Board of Directors from December 1, 1997 until June 8, 1999. The Company has not had the reserve data re-audited since June 1, 1997, but the Company has updated its reserve estimates as of December 31, 1998 to take into account production since the date of the reserve audit, mining activities, new engineering and geological data, acquisitions and divestitures of reserves and changes in mining plans, mining methods and market conditions.

      Estimates of economically recoverable coal reserves and future net cash flows depend upon a number of variable factors and assumptions, such as geological and mining conditions (which may not be fully identified by available exploration data or may differ from experience), historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future coal prices, future operating costs, severance and excise taxes, development costs and reclamation costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of coal attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve areas or properties, revenues and expenditures with respect to our reserves may vary from estimates, and such variances may be material.

      WE DEPEND ON THE LEADERSHIP OF KEY EXECUTIVES, AND IF THEY LEFT THE COMPANY IT COULD HAVE AN ADVERSE EFFECT UPON US.

      On October 12, 1997, John J. Faltis, who was then our President, Chief Executive Officer and Chairman of the Board of Directors, was killed in a helicopter accident in West Virginia. With Mr. Faltis' death, the success of the Company has become increasingly dependent on Bruce Sparks (who succeeded Mr. Faltis as President) and other key personnel. If Mr. Sparks becomes unwilling or unable to serve in his new role, our business, operations and prospects would likely be further adversely affected. Mr. Sparks entered into an employment agreement with us and several of our subsidiaries. We maintain key person life insurance for Mr. Sparks.

      To address the Company's need for increased depth in management, the Company hired William D. Kilgore, Jr. to be Chairman of the Company's board of directors and Chief Executive Officer, effective May 1, 1999. Mr. Kilgore has 42 years experience as an executive in the coal business, including as a coal mining consultant for several central Appalachian companies, as President, Chief Executive Officer and Director of Agipcoal and as Vice President/General Manager of Enoxy Coal, Inc.

      THE COAL INDUSTRY IS LABOR-INTENSIVE, AND WORK STOPPAGES OR UNIONIZATION WOULD HAVE AN ADVERSE EFFECT UPON US.

      We are not a party to any collective bargaining agreement and consider our relations with employees to be good. If some or all of our currently non-union operations were to become unionized, we could incur higher labor costs and an increased risk of work stoppages. There can be no assurance that our workforce will not unionize in the future.